Exhibit 99.2

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Launches

Vitoss™ Bioactive Foam-2X Bone Graft Substitute at

AAOS (American Academy of Orthopedic Surgeons) Meeting

For Immediate Release

Wednesday, February 16, 2011

Contact:	Nancy C. Broadbent
Senior Vice President and Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Wednesday, February 16, 2011 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, confirmed today at the American Academy of Orthopedic Surgeons (AAOS) annual meeting in San Diego, California, that it is launching Vitoss Bioactive Foam-2X Bone Graft Substitute (“Vitoss BA2X”), a non-structural bone void filler for use in the pelvis, extremities and posterolateral spine.

Vitoss BA2X is the first in a series of new product introductions planned by Orthovita that is designed to meet the various bone grafting needs of patients, surgeons and hospitals. “Vitoss BA2X has the same structure and porosity of Vitoss BA but contains increased levels of bioactive glass,” said Antony Koblish, President and CEO of Orthovita. “Our in-vitro data indicate that the increased levels of bioactive glass double the overall bioactivity of the product. Other studies have shown that increasing the bioactivity leads to faster and more abundant bone formation. We believe the combination of increased bioactivity and our unique scaffold design will support more effective bone formation than before.”

“Orthovita has chosen the AAOS meeting to launch this new product as over 14,000 surgeons and allied health professionals are expected to attend the 2011 annual meeting,” said Christopher Smith, Senior Vice President of U.S. Sales. “Orthovita will begin its educational and promotional efforts starting Wednesday, February 16th, when convention doors open. Product will be commercially available the same day,” added Mr. Smith.

Vitoss BA2X contains Orthovita’s proprietary Vitoss beta-tricalcium phosphate scaffold and Kensey Nash Corporation’s proprietary collagen material. Pursuant to its contract with Kensey Nash Corporation, Orthovita will pay Kensey Nash to manufacture the Vitoss BA2X product as well as make certain royalty payments to Kensey Nash based on the net sales of such product.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary Vitoss™ Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. Cortoss™ Bone Augmentation Material, an injectable, polymer composite that mimics the mechanical characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes Vitagel™ Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, our ability to successfully market and sell Vitoss Bioactive Foam-2X, our ability to obtain regulatory clearance for and successfully launch other Vitoss product iterations, the demand and market acceptance of our products, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.